Exhibit 99

CONTACT:	Robert F. Mangano	Joseph M. Reardon
	President & Chief Executive Officer	Sr. Vice President & Treasurer
	(609) 655-4500	(609) 655-4500

PRESS RELEASE  -  FOR IMMEDIATE RELEASE......

1ST CONSTITUTION BANCORP
REPORTS FIRST QUARTER RESULTS
FOR THE THREE MONTHS ENDED MARCH 31, 2011

Cranbury NJ – May 5, 2011....... 1ST Constitution Bancorp (Nasdaq: FCCY), parent company of 1ST Constitution Bank, reported net income available to common shareholders of $790 thousand, for the quarter ended March 31, 2011, a 51% increase above the $522 thousand in net income available to common shareholders for the first quarter of 2010.  Diluted earnings available to common shareholders were $0.16 per common share for the three months ended March 31, 2011, compared with $0.11 per common share reported for the three months ended March 31, 2010.  All share and per share data for the respective reporting periods have been adjusted for a 5% stock dividend paid on common shares on February 2, 2011.

Net income available to common shareholders for the quarter ended March 31, 2010 included a charge of $177 thousand, representing the dividends and discount accretion on preferred stock issued to the United States Treasury.  There was no such charge for the quarter ended March 31, 2011, as 1ST Constitution redeemed all 12,000 shares of its preferred stock issued to the Treasury under the TARP program on October 29, 2010.

Total assets as of March 31, 2011 grew to $735.1 million, from $644.4 million at December 31, 2010.  Total loans (excluding loans held for sale) at March 31, 2011 were $323.7 million, compared with $412 million at December 31, 2010, total investment securities at March 31, 2011 were $253.9 million, compared to $167.4 million at December 31, 2010, and total deposits at March 31, 2011 increased to $650 million from $543.7 million at December 31, 2010.

Net interest income for the three months ended March 31, 2011 totaled $5.2 million, an increase of 16.3% from $4.4 million earned for the first quarter of 2010.  Further supporting earnings was the continued generation of non-interest income which increased by 8.0% to $1.0 million for the quarter ended March 31, 2011, from $948.8 thousand earned for the first quarter of 2010, largely due to a $116 thousand or 36.2% increase in gains on sales of loans, primarily relating to the Company’s residential mortgage origination unit and its Small Business Administration lending unit.

Non-interest expense increased to $4.7 million for the first quarter of 2011, compared to $4.1 million for the first quarter of 2010.  The key increases in non-interest expense related to other real estate owned expenses, expenses for professional fees, data processing fees associated with the previously announced branch acquisition, and increases in salary and employee benefits primarily relating to merit increases, increased health costs, and overall increases in staffing levels.

Total consolidated assets at March 31, 2011 were $735.1 million, representing an increase of $90.7 million, or 14.1%, from total consolidated assets of $644.4 million at December 31, 2010.  The increase in assets was primarily attributable to the purchase of three branch banking offices from another Middlesex County community bank which was completed on March 25, 2011.  Included in the acquisition were the assumption of deposit liabilities of $112.1 million, primarily consisting of lower costing core deposits, and the net receipt of cash of approximately $101.6 million.  Other assets acquired in the branch acquisition consisted of fixed assets of approximately $4.6 million, which include ownership of the real estate and improvements upon which the branch offices are situated, and loans of $751 thousand.  During the quarter ended March 31, 2011, goodwill and intangible assets of approximately $5.2 million were recorded as a result of this branch acquisition.

For the first quarter of 2011, the provision for loan losses was $400 thousand, and net charge-offs were $413 thousand, compared to a provision for loan losses of $300 thousand and net charge-offs of $14 thousand for the first quarter of 2010.

At March 31, 2011, the allowance for loan losses was $5.8 million, or 1.78% of total loans, compared to $5.8 million, or 1.40% of total loans at December 31, 2010.  Total non-performing assets, which includes nonaccrual loans and OREO, was, as a percentage of total assets, 1.78% at March 31, 2011 and 2.12% at December 31, 2010.

Regulatory Capital Ratios continue to reflect a strong capital position.  The Company’s total risk-based capital, Tier I capital, and leverage capital were 15.96%, 14.43%, and 9.49%, respectively, at March 31, 2011.  The regulatory requirements to be considered “well-capitalized” for total risk-based capital, Tier 1 capital, and leverage capital are 10%, 6%, and 5%, respectively.

1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, had total assets as of March 31, 2011 of $735.1 million, and operates fourteen branch banking offices in Cranbury (2), Fort Lee, Hamilton, Hightstown, Hillsborough, Hopewell, Jamesburg, Lawrenceville, Perth Amboy, Plainsboro, Rocky Hill, West Windsor, and Princeton, New Jersey.

1ST Constitution Bancorp is traded on the Nasdaq Global Market under the trading symbol “FCCY” and can be accessed through the Internet at www.1STCONSTITUTION.com

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, a higher level of net loan charge-offs and delinquencies than anticipated, bank regulatory rules, regulations or policies that restrict or direct certain actions, the adoption, interpretation and implementation of new or pre-existing accounting pronouncements, a change in legal and regulatory barriers including issues related to compliance with anti-money laundering and bank secrecy act laws, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1ST Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

1st Constitution Bancorp
Selected Consolidated Financial Data (Unaudited)

($ in thousands, except per share amounts)	For the Three Months
	Ended March 31,
	2011	2010
Income Statement Data :
Interest income	$6,933	$6,850
Interest expense	1,769	2,411
Net interest income	5,164	4,439
Provision for loan losses	400	300
Net interest income after prov.for loan losses	4,764	4,139
Non-interest income	1,025	949
Non-interest expense	4,663	4,134
Income before income taxes	1,126	954
Income tax expense	336	255
Net income	790	699
Preferred stock dividends and accretion	0	177
Net income available to common shareholders	$790	$522

Per Common Share Data (a) :
Earnings per common share - Basic	$0.16	$0.11
Earnings per common share - Diluted	$0.16	$0.11
Tangible book value per common share	$9.30	$9.79
Average common shares outstanding
Basic	4,802,615	4,751,339
Diluted	4,892,068	4,757,335

(a) Includes the effect of the 5% stock dividend paid
February 2, 2011.

Performance Ratios :
Return on average assets	0.49%	0.43%
Return on average equity	6.49%	4.86%
Net interest margin (tax-equivalent basis)	3.54%	2.93%
Efficiency ratio	75.3%	76.7%

	March 31,	December 31,
	2011	2010
Balance Sheet Data :
Total Assets	$735,088	$644,395
Investment Securities	253,929	167,361
Loans, including loans held for sale	328,673	433,206
Allowance for loan losses	(5,750)	(5,763)
Goodwill and other intangible assets	5,850	610
Deposits	650,020	543,735
Shareholders' Equity	50,520	49,681

Asset Quality Data :
Loans past due over 90 days and still accruing	$0	$0
Nonaccrual loans	6,716	8,809
OREO property	6,358	4,851
Total non-performing assets :	13,074	13,660
Net charge-offs for the quarter and year, respectively	413	1,068
Allowance for loan losses to total loans	1.78%	1.40%
Nonperforming loans to total loans	2.04%	2.14%
Nonperforming assets to total assets	1.78%	2.12%

Capital Ratios :
1st Constitution Bancorp
Tier 1 capital to average assets	9.49%	9.63%
Tier 1 capital to risk weighted assets	14.43%	12.99%
Total capital to risk weighted assets	15.96%	14.43%
1st Constitution Bank
Tier 1 capital to average assets	9.29%	9.51%
Tier 1 capital to risk weighted assets	14.09%	12.78%
Total capital to risk weighted assets	15.34%	13.92%